Certificate of Amendment
of

Restated Certificate of Incorporation
of MGT Capital Investments, Inc.

MGT Capital Investments, Inc., organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors of MGT Capital Investments, Inc. adopted a proposed amendment of the Restated Certificate of Incorporation of said corporation to effect an increase of authorized capital stock, as more completely set forth below, declaring said amendment to be advisable.

The proposed amendment reads as follows:

The first paragraph of Article IV of the Restated Certificate of Incorporation is hereby amended and restated as following:

“The Board of Directors of the Corporation has the authority to establish more than one class or series of shares and to set the relative rights and preferences of any such different class or series. The total authorized number of shares of the Corporation is 2,510,000,000 shares, divided into 2,500,000,000 shares of common stock, par value $0.001 per share (“Common Stock”) and 10,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), as more fully described below:”

SECOND: That, pursuant to a resolution of its Board of Directors, a special meeting of the stockholders of MGT Capital Investments, Inc. was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of granting the Board of Directors the authority to amend the Restated Certificate of Incorporation to increase the authorized shares of the Company’s Common Stock, as aforesaid.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the said corporation has caused this certificate to be signed on this 27th day of February, 2019.

MGT CAPITAL INVESTMENTS, INC.

By:
Name:	Robert S. Lowrey
Title:	Chief Financial Officer